SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

ECOLOGY COATINGS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑  No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐  Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ECOLOGY COATINGS, INC.
24663 Mound Road
Warren, MI  48091

Dear Stockholder:

On behalf of the Board of Directors, you are cordially invited to attend the Annual Meeting of Stockholders (the “Meeting”) of Ecology Coatings, Inc. (the “Company”) to be held at Professional Life Underwriters Services, Butterfield Building, 2155 Butterfield, Troy, Michigan, 48084 on Monday, February 7, 2011, at 10:30 a.m.

The enclosed Notice of Meeting and the accompanying Proxy Statement describe the business to be conducted at the Meeting.

It is important that your shares of common stock be represented and voted at the Meeting. Accordingly, regardless of whether you plan to attend the Meeting in person, please complete, date, sign and return the enclosed proxy card in the envelope provided, which requires no postage if mailed in the United States. Even if you return a signed proxy card, you may still attend the Meeting and vote your shares in person. Every stockholder’s vote is important, whether you own a few shares or many.

I look forward to seeing you at the Meeting.

Sincerely,

Robert G. Crockett
Robert G. Crockett
Chief Executive Officer

Dated: January 20, 2011

ECOLOGY COATINGS, INC
24663 Mound Road
Warren, MI  48091
586-486-5308

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

February 7, 2011

The Annual Meeting of Stockholders (the “Meeting”) of Ecology Coatings, Inc. (the “Company”) will be held  at Professional Life Underwriters Services, Butterfield Building, 2155 Butterfield, Troy, Michigan, 48084, on Monday, February 7, 2011, at 10:30 a.m. to consider and act upon the following:

1.	.Approval of a 1 for 5 reverse stock split of our common shares without altering the 90 million common shares authorized in our Articles of Incorporation.
2.	The election of three directors to serve until the next annual meeting of stockholders or until their successors are elected and qualified.
3.	The amendment of Section 3.2 of our Bylaws to increase the authorized number of our directors from 5 to 7.

4.	The ratification of UHY LLP as our independent registered public accounting firm for the fiscal year ended September 30, 2011.
5.
The ratification and approval of our 2007 Stock Option and Restricted Stock Plan including an increase in the number of shares reserved for issuance thereunder from 5,500,000 shares (pre-split) to 5,500,000 shares (post-split) resulting in an increase of 4,400,000 shares.

6.	To consider and approve an advisory (non-binding) proposal concerning our executive compensation program.
7.	To consider and approve an advisory (non-binding) proposal concerning the frequency of stockholder votes on our executive compensation program.
8.	The transaction of such other business as may properly come before the Meeting or any adjournments or postponements thereof.

Only holders of record of our common stock, par value $.001 per share, at the close of business on January 20, 2011 will be entitled to vote at the Meeting. A complete list of those stockholders will be open to examination by any stockholder, for any purpose germane to the Meeting, during ordinary business hours at our executive offices at 24663 Mound Road, Warren, MI  48091, for a period of ten days prior to the Meeting.

By Order of the Board of Directors

Daniel Iannotti
Daniel Iannotti
Secretary

Dated: January 20, 2011

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, MANAGEMENT URGES YOU TO COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE. YOU MAY REVOKE THE PROXY AT ANY TIME PRIOR TO ITS EXERCISE.

ECOLOGY COATINGS, INC.
24663 Mound Road
Warren, MI  48091
ANNUAL MEETING OF STOCKHOLDERS
At Professional Life Underwriters Services, Butterfield Building, 2155 Butterfield, Troy, Michigan, 48084
February 7, 2011

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors of Ecology Coatings, Inc. (the “Company”) for use at the Annual Meeting of Stockholders to be held at Professional Life Underwriters Services, Butterfield Building, 2155 Butterfield, Troy, Michigan, 48084  on Monday, February 7, 2011, at 10:30 a.m., and at any adjournments or postponements thereof (the “Meeting”) for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. A stockholder giving a proxy has the right to revoke it by giving written notice of such revocation to the Secretary of the Company at any time before it is voted, by submitting to the Secretary a duly-executed, later-dated proxy, or by voting the shares subject to such proxy by written ballot at the Meeting. The presence at the Meeting of a stockholder who has given a proxy does not revoke such proxy unless such stockholder files the aforementioned notice of revocation or votes by written ballot.

This Proxy Statement and the enclosed form of proxy are first being mailed to stockholders on or about January 25, 2011. All shares represented by valid proxies pursuant to this solicitation (and not revoked before they are exercised) will be voted as specified in the proxy. The Board of Directors recommends a vote “FOR” each of the Proposals listed.

The solicitation of proxies may be made by directors, officers and regular employees of the Company or any of its subsidiaries by mail, telephone, facsimile or e-mail or in person without additional compensation payable with respect thereto. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy-soliciting material to the beneficial owners of stock held of record by such persons, and we will reimburse them for reasonable out-of-pocket expenses incurred by them in so doing. All costs relating to the solicitation of proxies will be borne by us.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on February 7, 2011. This proxy statement is available on the Internet at http://www.colonialstock.com/ecology2010. Under the rules issued by the Securities and Exchange Commission, we are providing access to our proxy materials both by sending you this full set of proxy materials and by notifying you of the availability of our proxy materials on the Internet.

VOTING AT THE MEETING

Who Can Vote

Only stockholders of record at the close of business on January 20, 2011, the record date, are entitled to notice of and to vote at the Meeting, and at any postponement(s) or adjournment(s) thereof. As of the record date, 49,917,261 shares of our common stock, $0.001 par value per share (“common stock”), were issued and outstanding. Holders of our common stock are entitled to one vote per share for each proposal presented at the Meeting.

How to Vote; How Proxies Work

Our Board of Directors is asking for your proxy. Whether or not you plan to attend the Meeting, we urge you to vote by proxy. Please complete, date and sign the enclosed proxy card and return it at your earliest convenience. The cost of soliciting proxies will be borne by us including expenses in connection with the preparation and mailing of the proxy statement, form of proxy and any other material furnished to the stockholders by us in connection with the Meeting. In addition to the solicitation of proxies by mail, our employees may also solicit proxies by telephone or personal contact. These employees will not receive any special compensation in connection therewith. Copies of our Annual Report on Form 10-K for the year ended September 30, 2010, which includes our consolidated financial statements, will be available at the Annual Meeting or you may obtain a copy upon request to our corporate Secretary at 24663 Mound Road, Warren, Michigan 48091.

Any proxy not specifying to the contrary, and not designated as broker non-votes as described below, will be voted:

•	FOR, approval of a 1 for 5 reverse stock split of our common shares without altering the 90 million common shares authorized in our Articles of Incorporation.

•	FOR, the election of three directors to serve until the next annual meeting of stockholders or until their successors are elected and qualified.

•	FOR, the amendment of Section 3.2 of our Bylaws to increase the authorized number of our directors from 5 to 7.

•	FOR, the ratification of UHY LLP as our independent registered public accounting firm for the fiscal year ended September 30, 2011.

•
FOR, the ratification and approval of our 2007s Stock Option and Restricted Stock Plan including an increase in the number of shares reserved for issuance thereunder from 5,500,000 shares (pre-split) to 5,500,000 shares (post-split) resulting in an increase of 4,400,000.

•	FOR, the approval of an advisory (non-binding) proposal concerning our executive compensation program.

Should any matters not described above be properly presented at the Meeting, the persons named in the proxy form will vote in accordance with their judgment. The proxy form authorizes these persons, in their discretion, to vote upon such matters as may properly be brought before the Meeting or any adjournment(s), postponement(s), or continuation(s) thereof.

What Constitutes a Quorum

The presence at the Meeting in person or by proxy of holders of outstanding common stock entitled to cast a majority of all the votes entitled to be cast at the Meeting will constitute a quorum.

What Vote is Required

Proposal 2 relating to the election of directors and Proposal 7 relating to the frequency of stockholder non-binding votes on our executive compensation program, will be decided by a plurality of the votes cast with a quorum present. The three persons who receive the greatest number of votes of the holders of common stock represented in person or by proxy at the Meeting will be elected directors of the Company and the frequency period receiving the greatest number of votes will determine the frequency period for stockholder votes on our executive compensation program. With respect to Proposal 1 relating to the reverse stock split and Proposal 3 relating to an increase in the authorized number of our directors, the affirmative vote of a majority of the shares of our common stock outstanding on the record date is required to approve each such Proposal. With respect to Proposal 4 relating to the ratification of our independent registered public accounting firm, Proposal 5 relating to the ratification and approval of our 2007 Stock Option and Restricted Stock Plan and Proposal 6 relating to a non-binding vote on our executive compensation program, the affirmative vote of a majority of the outstanding common stock present in person or represented by proxy at the Meeting and entitled to vote is required to approve each such Proposal.

How Abstentions and Broker Non-Votes Are Treated

Abstentions will be counted as shares that are present for purposes of determining a quorum. Abstentions will not have any impact on Proposal 2 relating to the election of directors or Proposal 7 relating to the frequency of stockholder votes on our executive compensation program. With respect to Proposal 1 relating to the reverse stock split, Proposal 3 relating to amending our bylaws to increase the authorized number of our directors, Proposal 4 relating to the ratification of our independent registered public accounting firm, Proposal 5 relating to the ratification and approval of our 2007 Stock Option and Restricted Stock Plan and Proposal 6 relating to a non-binding vote on our executive compensation program, abstentions will have the same effect as a vote against each such Proposal.

Broker non-votes occur when a broker or other nominee holding shares for a beneficial owner does not have discretionary voting power on a matter and has not received instructions from the beneficial owner. Broker non-votes are included in the determination of the number of shares represented at the Meeting for purposes of determining whether a quorum is present. If you do not provide your broker or other nominee with instructions on how to vote your “street name” shares, your broker or nominee will not be permitted to vote them on non-routine matters. Please note that the rules regarding how brokers may vote your shares have recently changed. Brokers may no longer vote your shares on the election of directors in the absence of your specific instructions as to how to vote. We encourage you to provide instructions to your broker regarding the voting of your shares. With respect to Proposal 1 relating to the reverse stock split and Proposal 3 relating to the amendment of our bylaws to increase the authorized number of directors, a broker non-vote will have the same effect as voting against these Proposals.  With respect to Proposals 2, 4, 5 and 6, a broker non-vote will not affect the outcome of the voting on such proposals.

How to Revoke

Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. The proxy may be revoked by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date, or by electing to vote in person at the Meeting. A stockholder who attends the Meeting need not revoke the proxy and vote in person unless he or she wishes to do so. The mere presence at the Meeting of the person appointing a proxy does not, however, revoke the appointment. If you are a stockholder whose shares are not registered in your own name, you will need additional documentation from your record holder to vote personally at the Meeting.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Beneficial Owners

At December 31, 2010, 60,140,455 shares of our common stock, $.001 par value per share, were issued and beneficially outstanding. The following table sets forth information as of December 31, 2010 with respect to beneficial ownership of our common stock by (i) each director and executive officer acting in the capacity as such on December 31, 2010 including any person holding the position of CEO or CFO at any time during the fiscal year of 2010, (ii) each person known by us to own beneficially more than five percent of our outstanding common stock, and (iii) all directors and executive officers as a group. This table has been prepared based on 60,140,455 shares of common stock beneficially outstanding on December 31, 2010. Unless otherwise indicated, the address of each such person is c/o Ecology Coatings, Inc., 24663 Mound Road, Warren, MI  48091. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

	Amount and
	Nature
	of Beneficial
Name and Address of Beneficial Owner	Ownership		Percentage(1)

James Juliano/Equity 11, Ltd.	22,206,845	(2)
24663 Mound Road Warren, MI 48091	1,178,500	(3)
	1,031,000	(4)
Total:	24,416,345		40.6%

Sally Ramsey	3,000,000	(6)
1238 Brittain Road Akron, OH 44310	300,000	(7)	*
Total:	3,300,000		5.5%

Richard Stromback	11,342,992	(13)	23%
1050 Northover Bloomfield Hills, MI 48304

Doug Stromback	3,000,000	(14)	6%
2000 Delaware Redford, MI 48240

Deanna Stromback	3,000,000	(14)	6%
2000 Delaware Redford, MI 48240

Joseph Nirta	100,000	(5)	*
5600 Orion Road Rochester, MI 48306

James Orchard	-		*
24663 Mound Road Warren, MI 48091			*

Daniel Rempinski	-		*
24663 Mound Road Warren, MI 48091

Robert Crockett	1,000,000	(8)	1.7%
24663 Mound Road Warren, MI 48091

F. Thomas Krotine	10,000	(9)
1238 Brittain Road Akron, OH 44310	490,719	(10)
Total:	500,719		* %

Daniel Iannotti	400,000	(11)	* %
24663 Mound Road Warren, MI 48091

Kevin Stolz	125,000	(12)	* %
24663 Mound Road Warren, MI 48091

All executive officers and directors as a group (9 persons)	29,842,064		49.6%

*	Less than 1%

(1)
Any shares of common stock that any person named above has the right to acquire within 60 days of December 31, 2010, are deemed to be outstanding for purposes of calculating the ownership percentage of such person, but are not deemed to be outstanding for purposes of calculating the beneficial ownership percentage of any other person not named in the table above.

(2)	Represents common shares.

(3)
Represents warrants to purchase shares of our common stock at $.75 per share. The warrants were issued in conjunction with the purchase of convertible preferred shares between July 28, 2008 and March 26, 2009 and expire five years after issuance

(4)
Represents 500,000 options to purchase shares of our common stock at $.90 per share. These options expire on June 26, 2017.  The total also includes 531,000 options to purchase shares of our common stock at $1.05. These options expire on September 17, 2018. All of these options are exercisable.

(5)	Represents options to purchase shares of our common stock at $1.04 per share. They were issued on October 20, 2008, are exercisable, and expire on October 20, 2018.

(6)	Represents common shares.

(7)	Represents options to purchase shares of our common stock at $2 per share. They are vested and expire on January 1, 2017.

(8)	Represents options to purchase shares of our common stock at $.51 per share. They are vested and expire on September 15, 2018.

(9)	Represents common shares.

(10)
Represents options to purchase shares of our common stock. 80,237 of these have an exercise price of $.40 per share, are vested, and expire on November 1, 2016. 240,982 of these have an exercise price of $1 per share, are vested, and expire on November 1, 2016. 169,000 of these have an exercise price of $.51 per share are vested, and expire on September 21, 2019.

(11)
Represents options to purchase shares of our common stock. 330,000 of these have an exercise price of $.66 per share, are vested, and expire on December 19, 2018. 70,000 of these have an exercise price of $.51 per share, will vest on February 15, 2011, and expire.

(12)
Represents options to purchase shares of our common stock. 25,000 of these have an exercise price of $1.05 per share, are vested, and will expire on February 1, 2017. 50,000 of these have an exercise price of $1.05 per share, are vested, and will expire on February 1, 2018. 10,000 of these have an exercise price of $1.05 per share, are vested, and will expire on September 17, 2018. 40,000 of these have an exercise price of $1 per share, are vested, and expire on July 31, 2019.

(13)	Includes 10,697,300 common shares, 710,851 shares if he converts 246 convertible preferred shares, 10,000 vested options, and 14,400 vested warrants.
(14)	Includes 3,000,000 common shares.
(15)	Includes 3,000,000 common shares.

PROPOSAL ONE
1 FOR 5 REVERSE STOCK SPLIT

TO APPROVE A REVERSE STOCK SPLIT OF OUR OUTSTANDING COMMON STOCK AT A REVERSE SPLIT RATIO OF ONE-FOR-FIVE WHILE MAINTAINING THE TOTAL NUMBER OF SHARES OF COMMON STOCK AUTHORIZED IN OUR ARTICLES OF INCORPORATION AT 90,000,000

Overview

Our Board of Directors has unanimously approved a reverse stock split of all outstanding shares of common stock at a reverse split ratio of one-for-five while maintaining the total number of shares of common stock authorized in our articles of incorporation at 90,000,000 and has recommended that shareholders approve the Proposal.  The Board of Directors has declared such proposal to be advisable and has recommended that the reverse split be presented to the stockholders for approval.

Article IV of the Company’s Articles of Incorporation provides as follows:

The aggregate number of shares that the Corporation will have authority to issue is One Hundred Million (100,000,000), of which Ninety Million (90,000,000) shares will be Common Stock, with a par value of $0.001 per share, and Ten Million (10,000,000) shares will be preferred stock, with a par value of $0.001 per share.  Shares of any class of stock may be issued, without shareholder action,, from time to time in one or more series as may from time to time be determined by the board of directors.  The board of directors of this Corporation is hereby expressly granted authority, without shareholder action, and within the limits set forth in the Nevada Revised Statutes, to:

(i)	Designate in whole or in part, the powers, preferences, limitations, and relative rights, of any class of shares before the issuance of any shares of that class;

(ii)	create one or more series within a class of shares, fix the number of shares of each such series, and designate, in whole or part, the powers, preferences, limitation, and relative rights of the series, all before the issuance of any shares of that series;

(iii)	alter or revoke the powers, preferences, limitations, and relative rights granted to or imposed upon any wholly unissued class of shares or any wholly unissued series of any class of shares;

(iv)
increase or decrease the number of shares constituting any series, the number of shares of which was originally fixed by the board of directors, either before or after the issuance of shares of the series; provided that, the number may not be decreased below the number of shares of the series then outstanding, or increased above the total number of authorized shares of the applicable class of shares available for designation as a part of the series;

(v)	determine the dividend rate on the shares of any class of shares or series of shares, whether dividends will be cumulative, and if so, from which date(s), and the relative rights of priority, if any, of payment of dividends on shares of that class of shares or series of shares;

(vi)	determine whether that class of shares or series of shares will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(vii)
determine whether that class of shares or series of shares will have conversion privileges and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the board of directors determine;

(viii)
determine whether or not the shares of that class of shares or series of shares will be redeemable and, if so, the terms and conditions of such redemption, including the date or date upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(ix)	determine whether that class of shares or series of shares will have a sinking fund for the redemption or purchase of shares of that class of shares or series of shares and, if so, the terms and amount of such sinking fund;

(x)
determine the rights of shares of that class of shares or series of shares in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that class of shares or series of shares; and

(xi)	determine any other relative rights, preferences and limitation of that class of shares or series of shares.

The allocation between the classes, or among the series of each class, of unlimited voting rights and the right to receive the net assets of the Corporation upon dissolution, shall be as designated by the board of directors.  All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein or in the Corporation’s bylaws or in any amendment hereto shall be vested in the common stock.  Accordingly, unless and until otherwise designated by the board of directors of the Corporation, and subject to any superior rights as so designated, the Common Stock shall have unlimited voting rights and be entitled to receive the net assets of the Corporation upon dissolution.

If Proposal 1 is adopted by our shareholders, we will amend our Article IV of  our Articles of Incorporation as follows:

The aggregate number of shares that the Corporation will have authority to issue is One Hundred Million (100,000), of which Ninety Million (90,000,000) shares will be Common Stock, with a par value of $0.001 per share, and Ten Million (10,000,000) shares will be preferred stock, with a par value of $0.001 per share.  Shares of any class of stock may be issued, without shareholder action,, from time to time in one or more series as may from time to time be determined by the board of directors.  Effective as of 11:00 p.m., Eastern time, on the date this Certificate of Amendment to the Articles of Incorporation is filed with the Secretary of State of the State of Nevada, each five shares of the Company’s Common Stock, par value $0.001 per share, shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one share of Common Stock, par value $0.01 per share, of the Company. No fractional shares shall be issued and, in lieu thereof, any holder of less than one share of Common Stock shall be entitled to receive one additional share in lieu of such fractional share.

The board of directors of this Corporation is hereby expressly granted authority, without shareholder action, and within the limits set forth in the Nevada Revised Statutes, to:

(xii)	Designate in whole or in part, the powers, preferences, limitations, and relative rights, of any class of shares before the issuance of any shares of that class;

(xiii)	create one or more series within a class of shares, fix the number of shares of each such series, and designate, in whole or part, the powers, preferences, limitation, and relative rights of the series, all before the issuance of any shares of that series;

(xiv)	alter or revoke the powers, preferences, limitations, and relative rights granted to or imposed upon any wholly unissued class of shares or any wholly unissued series of any class of shares;

(xv)
increase or decrease the number of shares constituting any series, the number of shares of which was originally fixed by the board of directors, either before or after the issuance of shares of the series; provided that, the number may not be decreased below the number of shares of the series then outstanding, or increased above the total number of authorized shares of the applicable class of shares available for designation as a part of the series;

(xvi)	determine the dividend rate on the shares of any class of shares or series of shares, whether dividends will be cumulative, and if so, from which date(s), and the relative rights of priority, if any, of payment of dividends on shares of that class of shares or series of shares;

(xvii)	determine whether that class of shares or series of shares will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(xviii)
determine whether that class of shares or series of shares will have conversion privileges and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the board of directors determine;

(xix)
determine whether or not the shares of that class of shares or series of shares will be redeemable and, if so, the terms and conditions of such redemption, including the date or date upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(xx)	determine whether that class of shares or series of shares will have a sinking fund for the redemption or purchase of shares of that class of shares or series of shares and, if so, the terms and amount of such sinking fund;

(xxi)
determine the rights of shares of that class of shares or series of shares in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that class of shares or series of shares; and

(xxii)	determine any other relative rights, preferences and limitation of that class of shares or series of shares.

The allocation between the classes, or among the series of each class, of unlimited voting rights and the right to receive the net assets of the Corporation upon dissolution, shall be as designated by the board of directors.  All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein or in the Corporation’s bylaws or in any amendment hereto shall be vested in the common stock.  Accordingly, unless and until otherwise designated by the board of directors of the Corporation, and subject to any superior rights as so designated, the Common Stock shall have unlimited voting rights and be entitled to receive the net assets of the Corporation upon dissolution.

Except for adjustments that may result from the treatment of fractional shares, as described below, each stockholder will hold the same percentage of the outstanding common stock immediately following the reverse stock split as such stockholder held immediately prior to the reverse stock split.  The par value of the common stock would remain unchanged at $0.001 per share.

Reasons for the Reverse Stock Split

The Board of Directors believes that a reverse stock split of the outstanding common stock while retaining 90,000,000 authorized shares of common stock may be desirable for a number of reasons.

New Investment. On December 21, 2010, the disinterested members of our Board – Ms. Ramsey, Mr. Orchard and Mr. Rempinski - approved new term sheets for proposed new investment from five individual investors for a total investment of $2.4 million.  Messrs. Juliano and Nirta abstained from consideration of the proposal in view of their interest in the proposed transaction in accordance with our Code of Ethics (attached as Exhibit 2). The term sheets were submitted by Steven Bull, Scott Cipa, John Salpietra, Joseph Nirta and James Juliano in the following amounts:

Investor	Proposed Investment Amount

Steven Bull	$210,000
Scott Cipa	$300,000
John Salpietra	$1,100,000
Joseph Nirta	$600,000
James Juliano	$190,000
TOTAL:	$2,400,000

Messrs. Nirta and Juliano are members of our Board of Directors.  Mr. Salpietra is the holder of our $600,000 promissory note. The investors propose to acquire convertible preferred shares from us at $1,000 per share.  The preferred shares are convertible into our common stock at $.06 per share.  The preferred shares will accrue cumulative dividends at 5%.  The shares will have piggyback registration rights.  Messrs. Nirta and Juliano each will have the right to appoint a director to our Board for a period of three years.

Approval of the proposed reverse stock split is a condition of the new investment. Other conditions include:  a) settlement of ninety percent of our outstanding debt (excluding amounts owed to Richard Stromback, Doug Stromback, Deanna Stromback and Mitch Shaheen) for no more than $750,000, b) extension of Mr. Salpietra’s promissory note for one year, c) granting Mr. Salpietra the ability to convert his note into our common stock at $.06 per share, d) Messrs. Nirta and Juliano will each be entitled to a breakup fee of $150,000 if we subsequently terminate the terms sheets, and e) the investment is subject to the parties reaching a definitive agreement.  A settlement reached with a creditor will require us to issue 675,000 shares of our common stock if Proposal 1 is approved.

Prior to receiving the new investment term sheets, our Board considered filing a Chapter 7 liquidation bankruptcy petition. The investment, if made, will improve our balance sheet by eliminating most of our outstanding debt and provide working capital for our operations, allowing us to continue to attempt to commercialize our technology.

Customer Orders. We are working with a number of sophisticated customers whom we have to convince that we have the financial capability now and in the foreseeable future in order to obtain sales commitments. While we have generated substantial interest in our technology, we believe our outstanding debt and lack of working capital has had a negative effect on our sales.  If the reverse stock split is approved and we receive new investment, we will remove these potential obstacles for new sales.

New Lab Capabilities. We intend to use a portion of the new investment to invest in new equipment and testing capabilities in our Akron, Ohio laboratory. These improvements will improve our development and testing capabilities which will, in turn,  assist the commercialization process.

Additional Investment. If the reverse split is approved and our authorized common shares remains at 90,000,000, we will have a significant amount of unissued shares that could be issued for additional investment in the future. This proposal gives the Board significant flexibility in structuring new investment proposals in the future.

Stock Liquidity. The Board of Directors believes that the increased market price of the common stock expected as a result of implementing a reverse stock split will improve the marketability and liquidity of the common stock and will encourage interest and trading in the common stock.  Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending lower-priced stocks to their customers.  In addition, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers.  Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher.  Although it should be noted that the liquidity of the common stock may be harmed by the proposed reverse split given the reduced number of shares that would be outstanding after the reverse stock split, the Board of Directors is hopeful that the anticipated higher market price will reduce, to some extent, the negative effects on the liquidity and marketability of the common stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

Decreased Stock Price Volatility.  The Board of Directors believes that the increase in the stock price that it expects to result from the reverse stock split may decrease price volatility, as small changes in the price of our common stock currently result in relatively large percentage changes in the stock price.

The Reverse Stock Split May Not Result in an Increase in the Per Share Price of the common stock; There Are Other Risks Associated With the Reverse Stock Split

The Board of Directors expects that a reverse stock split of the outstanding common stock will increase the market price of the common stock.  However, we cannot be certain whether the reverse stock split would increase the trading price for the common stock or increase the trading market for the common stock.  The history of similar stock split combinations for companies in like circumstances is varied.  There is no assurance that:

•
the trading price per share of common stock after the reverse stock split would rise in proportion to the reduction in the number of pre-split shares of common stock outstanding before the reverse stock split;

•	the reverse stock split would result in a per share price that would attract brokers and investors who do not trade in lower-priced stocks;

•
the reverse stock split would increase the trading market for our common stock, particularly if the stock price does not increase as a result of the reduction in the number of shares of common stock available in the public market.

The market price of the common stock would also be based on our performance and other factors, some of which are unrelated to the number of shares outstanding.  If the reverse stock split is consummated and the trading price of the common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the reverse stock split.  Furthermore, the liquidity of the common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

Principal Effects of the Reverse Stock Split

After the effective date of the proposed reverse stock split, each stockholder will own a reduced number of shares of common stock.  However, the proposed reverse stock split will affect all stockholders uniformly and will not affect any stockholder’s percentage ownership interest in the Company (except to the extent that the reverse split would result in any of the stockholders owning a fractional share as described below).  Proportionate voting rights and other rights and preferences of the holders of common stock will not be affected by the proposed reverse stock split (except to the extent that the reverse split would result in any stockholders owning a fractional share as described below).  For example, a holder of 2% of the voting power of the outstanding shares of common stock immediately prior to the reverse stock split would continue to hold approximately 2% of the voting power of the outstanding shares of common stock immediately after the reverse stock split.  The number of stockholders of record also will not be affected by the proposed reverse stock split (except to the extent that the reverse split would result in any stockholders owning only a fractional share as described below).

The proposed reverse stock split will also reduce the number of shares of common stock available for issuance under our 2007 Stock Option and Restricted Stock Plan.  The Company also has certain outstanding warrants to purchase shares of common stock.  Under the terms of the 2007 Stock Option and Restricted Stock Plan, the proposed reverse stock split will effect a reduction in the number of shares subject to such outstanding options or rights to purchase restricted shares proportional to the ratio of the reverse stock split and will effect a proportionate increase in the exercise price of such outstanding stock options and rights to purchase restricted shares.  In connection with the proposed reverse stock split, the number of shares of common stock issuable upon exercise of outstanding stock options or rights to purchase restricted shares will be rounded to the nearest whole share and no cash payment will be made in respect of such rounding.

If the proposed reverse stock split is implemented, it will increase the number of stockholders who own “odd lots” of less than 100 shares of common stock.  Brokerage commission and other costs of transactions in odd lots could be higher than the costs of transactions of more than 100 shares of common stock.

Our common stock is currently registered under Section 12(b) of the Exchange Act, and the Company is subject to the periodic reporting and other requirements of the Exchange Act.  The proposed reverse stock split will not affect the registration of the common stock under the Exchange Act.  If the proposed reverse stock split is implemented, the common stock will continue to be reported on the Over-The-Counter Bulletin Board system under the symbol “ECOC”.

Effective Date

The proposed reverse stock split is expected to become effective as of 5:00 p.m. Eastern time on the date the shareholders approve this proposal.  On the effective date, shares of common stock issued and outstanding immediately prior thereto will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of common stock in accordance with the one-for-five reverse split ratio set forth in this proposal.

Treatment of Fractional Shares

No scrip or fractional shares would be issued if, as a result of the reverse stock split, a registered stockholder would otherwise become entitled to a fractional share.  Instead, we issue an additional share for any fractional shares in lieu of payment of cash.

If you do not hold sufficient shares of pre-split common stock to receive at least one post-split share of common stock and you want to hold the common stock after the reverse stock split, you may do so by taking either of the following actions far enough in advance so that it is completed before the reverse stock split is effected:

•
purchase a sufficient number of shares of common stock so that you would hold at least that number of shares of common stock in your account prior to the implementation of the reverse stock split that would entitle you to receive at least one share of common stock on a post-split basis; or

•
if applicable, consolidate your accounts so that you hold at least that number of shares of common stock in one account prior to the reverse stock split that would entitle you to at least one share of common stock on a post-split basis.  Common stock held in registered form (that is, shares held by you in your own name on our share register maintained by our transfer agent, Colonial Stock Transfer) and common stock held in “street name” (that is, shares held by you through a bank, broker or other nominee) for the same investor would be considered held in separate accounts and would not be aggregated when implementing the reverse stock split.  Also, shares of common stock held in registered form but in separate accounts by the same investor would not be aggregated when implementing the reverse stock split.

After the reverse stock split, then current stockholders would have no further interest in the Company with respect to their fractional shares.  A person otherwise entitled to a fractional share interest would not have any voting, dividend or other rights in respect of their fractional interest.  The reverse split may reduce the number of post-split stockholders to the extent that there are stockholders holding fewer than that number of pre-split shares.  Reducing the number of post-split stockholders, however, is not the purpose of this Proposal One.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where Ecology Coatings is domiciled and where the funds for fractional shares would be deposited, sums due to stockholders in payment for fractional shares that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction.  Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Effect on Beneficial Owners

Stockholders holding common stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the consolidation than those that would be put in place by the Company for registered stockholders that hold such shares directly, and their procedures may result, for example, in differences in the precise cash amounts being paid by such nominees in lieu of a fractional share.  If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your bank, broker or nominee.

Exchange of Stock Certificates

As soon as practicable after the effective date, stockholders will be notified that the reverse split has been effected.  Ecology Coatings’ transfer agent will act as “exchange agent” for purposes of implementing the exchange of stock certificates.  If any of your shares are held in certificate form, you will receive a letter of transmittal from our exchange agent as soon as practicable after the effective date of the reverse stock split.  The letter of transmittal will contain instructions on how to surrender your certificate(s) representing your pre-split shares to the exchange agent. Upon receipt of your properly completed and executed letter of transmittal and your stock certificate(s), you will be issued the appropriate number of shares electronically in book-entry form under the new direct registration system.  This means that, instead of receiving a new stock certificate, you will receive a direct registration statement that indicates the number of post-split shares you own in book-entry form. At any time after receipt of your direct registration statement, you may request a stock certificate representing your post-split ownership interest. If you are entitled to a payment in lieu of any fractional share interest, payment will be made as described above under “Treatment of Fractional Shares.” No direct registration statements, new stock certificates or payments in lieu of fractional shares will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent.

STOCKHOLDERS SHOULD NOT DESTROY ANY PRE-SPLIT STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL THEY ARE REQUESTED TO DO SO.

Effect on Registered Book-Entry Holders

Ecology Coatings’ registered stockholders may hold some or all of their shares electronically in book-entry form under the direct registration system for securities. These stockholders will not have stock certificates evidencing their ownership of our common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

•
If you hold shares in a book-entry form, you do not need to take any action to receive your post-split shares or your cash payment in lieu of any fractional share interest, if applicable. If you are entitled to post-split shares, a transaction statement will automatically be sent to your address of record indicating the number of shares you hold.

•
If you are entitled to a payment in lieu of any fractional share interest, a check will be mailed to you at your registered address as soon as practicable after our transfer agent completes the aggregation and sale described above in “Treatment of Fractional Shares.” By signing and chasing this check, you will warrant that you owned the shares for which you receive a cash payment.

Accounting Consequences

The par value per share of common stock would remain unchanged at $0.001 per share after the reverse stock split.  As a result, on the effective date of the reverse split, the stated capital on our balance sheet attributable to the common stock will be reduced proportionally from its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced.  The per share common stock net income or loss and net book value will be increased because there will be fewer shares of common stock outstanding.  We do not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

No Appraisal Rights

Our stockholders are not entitled to dissenters’ or appraisal rights under either Nevada corporate law with respect to the reverse split, and Ecology Coatings will not independently provide stockholders with any such right.

Material U.S. Federal Income Tax Consequence of the Reverse Stock Split

The following is a discussion of certain material U.S. federal income tax consequences of the reverse stock split. This discussion is included for general information purposes only and does not purport to address all aspects of U.S. federal income tax law that may be relevant to stockholders in light of their particular circumstances. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and current Treasury Regulations, administrative rulings and court decisions, all of which are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.

All stockholders are urged to consult with their own tax advisors with respect to the tax consequences of the reverse stock split. This discussion does not address the tax consequences to stockholders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, partnerships, nonresident alien individuals, broker-dealers and tax-exempt entities. This summary also assumes that the pre-reverse stock split shares were, and the post-reverse stock split shares will be, held as a “capital asset,” as defined in Section 1221 of the Code.

As used herein, the term “U.S. holder” means a holder that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source;

•
or a trust (A) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more “U.S. persons” (as defined in the Code) have the authority to control all substantial decisions of the trust or (B) that has a valid election in effect to be treated as a U.S. person.

Other than the cash payments for fractional shares discussed above, no gain or loss should be recognized by a stockholder upon the exchange of pre-reverse stock split shares for post-reverse stock split shares. The aggregate tax basis of the post-reverse stock split shares will be the same as the aggregate tax basis of the pre-reverse stock split shares exchanged in the reverse stock split, reduced by any amount allocable to a fractional share for which cash is received. A stockholder’s holding period in the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares exchanged in the reverse stock split.

In general, the receipt of cash by a U.S. holder instead of a fractional share will result in a taxable gain or loss to such holder for U.S. federal income tax purposes. The amount of the taxable gain or loss to the U.S. holder will be determined based upon the difference between the amount of cash received by such holder and the portion of the basis of the pre-reverse stock split shares allocable to such fractional interest. The gain or loss recognized will constitute capital gain or loss and will constitute long-term capital gain or loss if the holder’s holding period is greater than one year as of the effective date of the reverse stock split.

The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the reverse stock split.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS REVERSE STOCK SPLITPROPOSAL.

PROPOSAL TWO
ELECTION OF DIRECTORS

In accordance with our Certificate of Incorporation and Bylaws, the authorized number of our directors is currently five. At the Meeting, three of the five directors will be elected by the stockholders to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.  If shareholders adopt Proposal 1 and we receive an additional $2.4 million investment, in connection with such investment two additional directors will be appointed by those investors.  If Proposal 1 is not adopted, it is expected that the three directors elected at the Meeting will fill the vacant  director positions.

The two other members of our current Board of Directors are James Juliano and Joseph Nirta.  Messrs. Juliano and Nirta were appointed to our Board by Equity 11, Ltd. (“Equity 11”) pursuant to investment agreements we entered into with Equity 11 that allowed Equity 11 to appoint three of the five members of our Board. On December 21, 2010, Equity 11 converted its preferred shares to common shares and, in doing so, its right to appoint directors to our board terminated.  Messrs. Juliano and Nirta have continued to serve on our Board after Equity 11 converted its preferred shares into common shares. Messrs. Juliano and Nirta are two of the five individuals that have made the $2.4 million investment proposal to us.  That investment proposal is impetus for Proposal 1.  The investment term sheets submitted by Messrs. Juliano and Nirta provide that we will grant each of them a Board seat if the $2.4 million investment is made.  Thus, if Proposal 1 is approved and the $2.4 million investment is made, we anticipate that Messrs. Juliano and Nirta will continue to serve on our Board.

All three nominees named in this proxy statement are currently directors who will serve until their successors are duly elected and qualified. Each person named herein as a nominee for director has consented to serve, and it is not contemplated that any nominee would be unable to serve, as a director. However, if a nominee is unable to serve as a director, a substitute will be selected by the Board of Directors and all proxies eligible to be voted for the Board of Directors’ nominees will be voted for such other person.

The current Board of Directors nominated Sally Ramsey, James Orchard and Daniel Rempinski for election to our Board of Directors. Background information on each of the nominees as of December 31, 2010 is set forth below.

The Business Experience and Qualifications of Each Director

We believe that our Board of Directors should be composed of individuals with sophistication and experience in many substantive areas that impact our business. We believe that experience, qualifications, or skills in the following areas are most important: experience in  regulatory; marketing, accounting and finance; capital markets; strategic planning; human resources and development practices; and Board practices of other corporations. These areas are in addition to the personal qualifications described in this section. We believe that all of our current Board members possess the professional and personal qualifications necessary for Board service, and have highlighted particularly noteworthy attributes for each Board member in the individual biographies below. The principal occupation and business experience, for at least the past five years, of each current director is as follows:

Sally Ramsey. Ms. Ramsey founded our company in 1990 and serves as VP of New Product Development..  She was elected to our Board on September 13, 2010.   From 1990 to the present, Ms. Ramsey served as Vice President of Ecology-California and from 1990 to November 2006 served as Secretary.  As of July 27, 2007, Ms. Ramsey was elected our Vice President of New Product Development.  Ms. Ramsey is a graduate of the Bronx School of Science and holds a B.S. in Chemistry with honors from Hiram College. Ms. Ramsey is the creator of substantially all of the Company’s intellectual property. Her ability to develop new coatings formulations  is the key to our securing new customers.

James Orchard. Mr. Orchard was elected to our Board on September 13, 2010.  Mr. Orchard is the Co-CEO of Mark IV LLC  a privately held, leading global diversified manufacturer of highly engineered systems and components for vehicles, transportation infrastructure and equipment. Mr. Orchard has an extensive background in the automotive industry where he held the positions of COO of Noble International and President of Faurecia, a global supplier the automotive industry.  Mr. Orchard holds a B.S. in Marketing and Business Operations from Indiana University. Mr. Orchard’s extensive business, operational and financial experience are valuable to our Company, especially as we seek to secure additional investment and attempt to commercialize our technology.

Daniel Rempinski. Mr. Rempinski was elected to our Board on September 13, 2010.  Mr. Rempinski has been the Controller at the SmithGroup, Inc. since 2000 and has extensive experience in the prevention of fraud.  SmithGroup, Inc. owns companies in the architecture, engineering, consulting and construction industries. Mr. Rempinski holds a B.A. in Accounting from Wayne State University and a Masters in Finance from Walsh College. Mr. Rempinski’s financial and accounting skills have allowed our Board to designate him as the Board’s “financial expert”, allowing us to satisfy an important regulatory requirement.

James Juliano.  Mr. Juliano is a large Equity 11 shareholder and, since 1981, the President and Founder of Michigan-based Omega Development Corporation, a full service general contracting services company with clients such as Best Buy, Discount Tire, Babies R Us, CVS Drugs and the University of Michigan. Mr. Juliano has extensive experience in creating and evaluating investment proposals, including acting as the lead investor for investment groups. His ability to attract investment is a valuable and important skill to the Company.

Joseph Nirta.  On October 20, 2008, Joseph Nirta was elected as a Director.  Mr. Nirta was the co-founder of BondExchange LLC and BondDesk Group LLC. The electronic bond trading platform created by Mr. Nirta revolutionized the online bond trading market. Nirta served as Bond Desk Group’s chief information officer and a board member since 1999. He has a Bachelor of Mathematics in Computer Science from the University of Waterloo, Waterloo, Ontario, and is a Certified Oracle DBA. Mr. Nirta’s experience in successfully starting up a technology company makes him a valuable Board member for our company.

The ages of each of our directors as of December 31, 2010 is as follows:

Name	Age
Joseph Nirta	47
James Juliano	59
Sally Ramsey	58
James Orchard	60
Daniel Rempinski	53

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES TO THE BOARD OF DIRECTORS DESCRIBED ABOVE IN PROPOSAL TWO.

PROPOSAL THREE

AMENDMENT OF SECTION 3.2 OF OUR BYLAWS TO INCREASE THE AUTHORIZED NUMBER OF DIRECTORS FROM 5 TO 7

Section 3.2 of our bylaws currently limits the number of directors on our Board to five members. Section 3.2 provides:

3.2  NUMBER OF DIRECTORS

The authorized number of directors of the corporation shall be not less than three (3) nor more than five (5); provided, however, that (i) so long as the corporation has only one (1) shareholder, the number shall be one (1), (ii) so long as the corporation has only two (2) shareholders, the number shall be two (2), and (iii) at any time after the corporation has more than two shareholders, the number of directors shall be three (3) unless otherwise fixed by the Board within the limits specified above.

The indefinite number of directors may be changed, or a definite number may be fixed without provision for an indefinite number, by a duly adopted amendment to the articles of incorporation or by an amendment to this bylaw duly adopted by the vote or written consent of holders of a majority of the outstanding shares entitled to vote; provided, however, that an amendment reducing the fixed number or the minimum number of directors to a number less than three (3) cannot be adopted if the votes cast against its adoption at a meeting, or the shares not consenting in the case of an action by written consent, are equal to more than sixteen and two-thirds (16-2/3%) of the outstanding shares entitled to vote thereon.  No amendment may change the stated maximum number of authorized directors to a number greater than two (2) times the stated minimum number of directors minus one (1).

No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

A copy of our bylaws is attached as Exhibit 1.

Our Board believes increasing the size of our Board would benefit the operation of the Board and bring value to the Company. The Board believes the reasons to increase the size of the Board include:

•	The ability to increase the size will increase flexibility and may provide opportunities to attract talented and experienced Board members;

•	Additional members may provide additional leads for new customers and new revenue;

•	Additional members may possess specialized expertise in our industry and/or expertise in marketing or operations;

•	Additional Board members may make it easier to schedule Board meetings because increasing the number of directors increases the chances of having a quorum;

•	Additional Board members may allow us to add more independent Board members which would allow us to have a full complement of Audit and Compensation Committee members; and

•	Additional Board members may allow different groups of shareholders to be represented on the Board.

If Proposal 2 is adopted, Section 3.2 of our bylaws will be amended as follows:

3.2  NUMBER OF DIRECTORS

The authorized number of directors of the corporation shall be not less than three (3) nor more than seven (7); provided, however, that (i) so long as the corporation has only one (1) shareholder, the number shall be one (1), (ii) so long as the corporation has only two (2) shareholders, the number shall be two (2), and (iii) at any time after the corporation has more than two shareholders, the number of directors shall be seven (7) unless otherwise fixed by the Board within the limits specified above.

The indefinite number of directors may be changed, or a definite number may be fixed without provision for an indefinite number, by a duly adopted amendment to the articles of incorporation or by an amendment to this bylaw duly adopted by the vote or written consent of holders of a majority of the outstanding shares entitled to vote; provided, however, that an amendment reducing the fixed number or the minimum number of directors to a number less than three (3) cannot be adopted if the votes cast against its adoption at a meeting, or the shares not consenting in the case of an action by written consent, are equal to more than sixteen and two-thirds (16-2/3%) of the outstanding shares entitled to vote thereon.  No amendment may change the stated maximum number of authorized directors to a number greater than two (2) times the stated minimum number of directors minus one (1).

No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

If this Proposal is approved, our existing Board members may appoint new members to fill the vacancies pursuant to Section 3.4 of our bylaws.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL TWO TO INCREASE THE AUTHORIZED SIZE OF OUR BOARD OF DIRECTORS FROM 5 TO 7.

PROPOSAL FOUR

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

UHY LLP served as our independent registered public accounting firm during the fiscal year ended September 30, 2010 and has been appointed by our Board of Directors to serve as our independent registered accountants for the current fiscal year.

Our Board of Directors has the responsibility to select, retain and oversee the work of outside auditors and, when appropriate, to replace the outside auditors. Stockholder ratification of the appointment of UHY LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2011 is not required by law, by the Over-The-Counter listing requirements or by our certificate of incorporation or bylaws. However, the Board of Directors is submitting the selection of UHY LLP to our stockholders for ratification as a matter of good corporate governance and practice. If the stockholders fail to ratify the appointment, we will reconsider whether or not to retain that firm. Even if the selection is ratified, we may appoint a different independent registered public accounting firm during the year if the Board of Directors determines that such a change would be in the best interests of us and our stockholders.

A representative of UHY LLP is expected to be present at the Meeting, will make such statements as UHY LLP may desire and will be available to respond to appropriate questions from the stockholders. To pass, this proposal requires the affirmative vote of a majority of the outstanding common stock present in person or by proxy at the Meeting and entitled to vote.

During fiscal 2010 and 2009, UHY LLP provided various audit, audit related and non-audit services to us as follows:

	For the Year Ended September 30,
	2010	2009

Audit Fees	$61,900	$61,900

Audit Related Fees	11,100	10,500

Tax Fees	3,450	14,580

All Other Fees	-0-	-0-

Total Fees	76,450	$86,980

Audit Fees.  Audit Fees consists of fees for professional services rendered by our principal accountants for the contemporaneous audit of our annual financial statements and the review of quarterly financial statements or services that are normally provided by our principal accountants in connection with statutory and regulatory filings or engagements..

Audit Related Fees.  Audit Related Fees consists of fees for assurance and related services by our principal accountants that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.”

Tax Fees and All Other Fees.  Tax Fees and All Other Fees Consists of fees for products and services provided by our principal accountants, other than the services reported under “Audit Fees,” “Audit-Related Fees” and “Tax Fees” above.

The firm of UHY LLP acts as our principal independent registered public accounting firm.  UHY LLP personnel work under the direct control of UHY LLP partners and are leased from wholly-owned subsidiaries of UHY Advisors, Inc. in an alternative practice structure.

The Board has approved the engagement of UHY LLP as our independent registered public accounting firm. The Board requires our independent registered public accounting firm to advise the Board in advance of the independent registered public accounting firm’s intent to provide any professional services to us other than services provided in connection with an audit or a review of our financial statements. The Board shall approve, in advance, any non-audit services to be provided to us by our independent registered public accounting firm.

Exchange Act rules generally require any engagement by a public company of an accountant to provide audit or non-audit services to be pre-approved by the audit committee of that company. This pre-approval requirement is waived with respect to the provision of services other than audit, review or attest services if certain conditions as set forth in Rule 2-01(c)(7)(i)(C) under the Exchange Act are met. All of the audit-related and tax services described above were pre-approved by our Board of Directors and, therefore, were not provided pursuant to a waiver of the pre-approval requirements set forth in such rule.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF UHY LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL FIVE

RATIFICATION AND APPROVAL OF COMMON SHARES FOR THE 2007 STOCK OPTION AND RESTRICTED STOCK PLAN

On January 12, 2011, the Board of directors unanimously approved an amendment to the 2007 Stock Option and Restricted Stock Plan (“2007 Plan”), subject to stockholder approval and assuming stockholder approval of the reverse stock split (Proposal 1), to increase the total number of shares of common stock reserved for issuance under the Plan to 5,500,000 shares.  The proposed increase in the number of shares of common stock reserved for issuance under the 2007 Plan is for purposes of establishing a reserve for stock option grants to directors, employees and others pursuant to the terms of the 2007 Plan. If Proposal 1 relating to the reverse stock split is approved, the number of shares in the 2007 Plan will be 1,100,000. If Proposal 5 is approved, the number of shares reserved under the 2007 Plan will be increased to 5,500,000.
Background and Purpose

On May 9, 2007, our shareholders and our Board adopted a stock option plan and reserved 4,500,000 shares for the issuance of stock options or for awards of restricted stock. On December 2, 2008, our Board of Directors authorized the addition of 1,000,000 shares of our common stock to the 2007 Plan.  All prior grants of options were included under this Plan.  The Plan provides for incentive stock options, nonqualified stock options, rights to restricted stock and stock appreciation rights.  Eligible recipients are employees, directors, and consultants.  Only employees are eligible for incentive stock options. The vesting terms are set by the Board of Directors. All options expire 10 years after issuance. There are approximately 85 participants in the 2007 Plan.

We granted non-statutory options as follows during the twelve months ended September 30, 2010:

	Weighted Average Exercise Price Per Share	Number of Options	Weighted Average (Remaining) Contractual Term
Outstanding as of September 30, 2009	$1.13	5,131,119	8.5
Granted	$.06	400,000	9.9
Exercised	$-	-	-
Forfeited	$-	-	-
Outstanding as of September 30, 2010	$1.05	5,431,119	7.9
Exercisable	$1.21	3,981,369	6.8

The options are subject to various vesting periods between June 26, 2007 and January 1, 2012.  The options expire on various dates between January 1 1, 2017 and June 29, 2020. The options had no intrinsic value as of September 30, 2010.  Intrinsic value arises when the exercise price is lower than the trading price on the date of grant.

If Proposal 1 is adopted authorizing a reverse stock split of 1 to 5, it will effect a reduction in the number of shares in the Plan proportional to the ratio of the reverse stock split and will effect a proportionate increase in the exercise price of such outstanding stock options and rights to purchase restricted shares.  In connection with the proposed reverse stock split, the number of shares of common stock issuable upon exercise of outstanding stock options or rights to purchase restricted shares will be rounded to the nearest whole share and no cash payment will be made in respect of such rounding.

Material Terms and Conditions

Purpose.  The primary purpose of the 2007 Plan is to attract and retain the best available personnel in order to promote the success of our business and to facilitate the ownership of our stock by employees and others who provide services to us.

Administration.  The 2007 Plan is administered by our Board of directors, provided that the Board may delegate such administration to a committee.

Eligibility.  Under the 2007 Plan, options may be granted to employees, directors or consultants, as provided in the 2007 Plan.

Terms of Options.  The term of each option granted under the 2007 Plan will be contained in a stock option agreement between the optionee and us and such terms will be determined by the Board of directors consistent with the provisions of the 2007 Plan, including the following:

•	Purchase Price. The purchase price of the common stock subject to each incentive stock option will not be less than the fair market value (as set forth in the 2007 Plan).

•
Vesting.  The dates on which each option (or portion thereof) will be exercisable and the conditions precedent to such exercise, if any, will be fixed by the Board of directors, in its discretion, at the time such option is granted. Unless otherwise provided in the grant agreement, in the event of a change of control (as set forth in the 2007 Plan), the Board will have the discretion to modify vesting under the 2007 Plan.

•	Expiration. Any option granted will expire ten years from the date of the option.

•	Transferability. No option will be transferable, except by will or the laws of descent and distribution, and any option may be exercised during the lifetime of the optionee only by such optionee.

•
Option Adjustments.  In the event of any change in the outstanding stock by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger, or similar event, the Board or the committee may adjust proportionally (a) the number of shares of common stock (i) reserved under the 2007 Plan, (ii) available for options and (iii) covered by outstanding stock awards or restricted stock purchase offers; (b) the stock prices related to outstanding grants; and (c) the appropriate fair market value and other price determinations for such grants. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board or the committee will be authorized to issue or assume stock options, whether or not in a transaction to which Section 424(a) of the Code applies, and other grants by means of substitution of new grant agreements for previously issued grants or an assumption of previously issued grants.

•
Termination, Modification and Amendment.  The Board may, insofar as permitted by law, from time to time, suspend or terminate the 2007 Plan. The Board may not amend the 2007 Plan but has authority to exercise powers to administer the 2007 Plan in the best interests of the Company.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RETENTION OF 5,500,000 COMMON SHARES FOR THE 2007 STOCK OPTION AND RESTRICTED STOCK PLAN.

Stockholder Communication with Directors

The Board of Directors has established a process for stockholders to send communications to it. Stockholders who wish to communicate with the Board of Directors, or specific individual directors, may do so by directing correspondence addressed to such directors or director in care of Daniel Iannotti at our principal executive offices. Such correspondence shall prominently display the fact that it is a stockholder-Board communication and whether the intended recipients are all or individual members of the Board of Directors. Mr. Iannotti has been authorized to screen commercial solicitations and materials which pose security risks, are unrelated to our business or governance or are otherwise inappropriate. Mr. Iannotti shall promptly forward any and all such stockholder communications.

Concerns about accounting or auditing matters or possible violations of our business conduct should be reported pursuant to the procedures outlined in our Code of Ethics which is available by online at: http://www.ecologycoatings.com/profiles/investor/Governance.asp?BzID=1672 or by writing to our corporate secretary, Daniel Iannotti.  Our Code of Ethics is also  attached as Exhibit 2 to this Proxy Statement.

EXECUTIVE COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS

We seek to have compensation programs for our Named Executive Officers that achieve a variety of goals, including to:

•	attract and retain talented and experienced executives in the coatings industry;

•	motivate and fairly reward executives whose knowledge, skills and performance are critical to our success; and

•	provide fair and competitive compensation.

In determining executive compensation for fiscal 2011, the Compensation Committee continued its process to focus more on pay-for-performance objectives, to attempt to better link pay and performance, and to assure that its compensation practices are competitive with those in the industry and consistent with our ability to pay such compensation. The Chief Executive Officer, as he did for fiscal 2009 and fiscal 2010, assisted the Board of Directors in determining compensation for the other Named Executive Officers.

Overview.  Total compensation paid to our executive officers is divided among two principal components, salaries and stock option awards.

Base Salary.  We pay our executives a base salary, which we review and adjust consistent with our level of working capital. We believe that a competitive base salary is a necessary element of any compensation program. Base salaries are established, in part, based on the individual position, responsibility, experience, skills, historic salary levels and the executive’s performance during the prior year. We are also seeking over a period of years to align base compensation levels comparable to our competitors and other companies similarly situated. We do not view base salaries as primarily serving our objective of paying for performance.

		Employment	Starting	Current
		Start	Annual	Annual
Name	Title	Date	Salary	Salary
Robert G. Crockett	CEO	September 15, 2008	$200,000	$200,000	(1)
Daniel Iannotti	VP, General Counsel	August 12, 2008	$150,000	$100,000	(2)
Sally Ramsey	Chief Chemist	June 12, 1905	$180,000	$75,000	(3)
Tom Krotine	COO	October 31, 2006	$160,000	$65,000	(4)
Kevin Stolz	CFO	February 1, 2007	$120,000	$42,000	(5)

(1)	Beginning on May 15, 2010, Mr. Crockett has deferred $6,666.67 of his monthly salary. As of 12/31/10, Mr. Crockett had deferred $48,500 of his salary since May 2010.
(2)	Mr. Iannotti’s salary decreased to $108,000 on November 15, 2008, was increased to $150,000 on September 21, 2009, and decreased to $100,000 on May 23, 2010.
(3)	Ms. Ramsey’s salary has been as high as $200,000 between January 1, 2008 and November 15, 2008, and was reduced on that date.
(4)	Mr. Krotine’s salary was reduced to $24,000 on November 15, 2008 and was increased to $65,000 on September 21, 2009.
(5)	Mr. Stolz’s salary has been as high as $140,000 between February 1, 2008 and September 30, 2008. It was reduced on that date to $70,000 and further reduced to $42,000 on September 1, 2009.

Equity Compensation.  We believe that restricted stock awards and stock options are an important long-term incentive for our executive officers and employees and align officer interests with those of our stockholders. We review our equity compensation plan annually.

We do not have any formal plan or obligation that requires us to grant equity compensation to any executive officer on specified dates. The authority to make equity grants to our executive officers rests with our Board of Directors. The Board considers the input of our chief executive officer in setting the compensation of our other executive officers, including in the determination of appropriate levels of equity grants.

Severance and Change-in-Control Benefits.  Four of our executives have employment agreements – Messrs. Crockett, Krotine and Iannotti and Ms. Ramsey.
On January 1, 2007, we entered into an employment agreement with Sally J.W. Ramsey, Vice President New Product Development, that expires on January 1, 2012. The agreement may be terminated prior to the end of the term for cause. If Ms. Ramsey’s employment is terminated without cause or for “good reason,” as defined in the agreement, she is entitled to 50% of the salary that would have been paid over the balance of the term of the agreement. Further, a termination within one year after a change in control shall be deemed to be a termination without cause.  Upon expiration, the agreement calls for automatic one-year renewals until terminated by either party with thirty days written notice.  Pursuant to the agreement, Ms. Ramsey will be paid an annual base salary of $180,000 in 2007; an annual base salary of $200,000 for the years 2008 through 2011; and an annual base salary of $220,000 for 2012.  On December 15, 2008, we amended the agreement to reduce Ms. Ramsey’s annual base salary to $60,000.  In addition, 450,000 options were granted to the officer to acquire our common stock at $2.00 per share. 150,000 options vested on January 1, 2010, 150,000 options vested on January 1, 2011 and the remaining 150,000 options will vest January 1, 2012.  The options expire on January 1, 2022. On September 21, 2009, we entered into a second amendment to the employment agreement with Ms. Ramsey that amends her employment agreement to provide for an annual salary of $75,000 effective November 1, 2009.  From December 15, 2008 until September 21, 2009, Ms. Ramsey's annual salary was $60,000.

On September 21, 2009, we entered into an employment agreement with Robert G. Crockett , our CEO. Mr. Crockett has served as our CEO since September 15, 2008. The agreement may be terminated prior to the end of the term for cause. If Mr. Crockett’s employment is terminated without cause or for “good reason,” as defined in the agreement, he is entitled to 50% of the salary that would have been paid over the balance of the term of the agreement. Further, a termination within one year after a change in control shall be deemed to be a termination without cause. The agreement expires on September 21, 2012. Mr. Crockett will receive an annual base salary of $200,000. The Board of Directors may review Mr. Crockett’s salary to determine what, if any, increases should be made thereto. In addition, the vesting for Mr. Crockett’s previously awarded stock options was adjusted so that 110,000 stock options will vest 12 months, 18 months and 24 months, respectively, from Mr. Crockett’s initial date of employment (September 15, 2008).  Mr. Crockett was also granted stock options to purchase 670,000 shares of our common stock, one-quarter of which shall vest at 30, 36, 42 and 48 months from Mr. Crockett’s initial date of employment with us (September 15, 2008) with an exercise price of $.51 per share. The agreement may be terminated prior to the end of the term for cause. If Mr. Crockett’s employment is terminated without cause or for “good reason,” as defined in the agreement, he is entitled to 50% of the salary that would have been paid over the balance of the term of the agreement. Further, a termination within one year after a change in control shall be deemed to be a termination without cause.

On September 21, 2009, we entered into an employment agreement with Daniel V. Iannotti, our Vice President, General Counsel & Secretary.  On March 23, 2010, Mr. Iannotti resigned his position and the original employment agreement was terminated. On May 17, 2010, we re-hired Daniel Iannotti as our Vice President, General Counsel & Secretary and on that date we entered into a new employment agreement with Mr. Iannotti. The agreement may be terminated prior to the end of the term for cause. If Mr. Iannotti’s employment is terminated without cause or for “good reason,” as defined in the agreement, he is entitled to 50% of the salary that would have been paid over the balance of the term of the agreement. Further, a termination within one year after a change in control shall be deemed to be a termination without cause. Under his new employment agreement, Mr. Iannotti will receive an annual base salary of $100,000. The Compensation Committee of the Board of Directors may review Mr. Iannotti’s salary to determine what, if any, increases should be made thereto.  In addition, the vesting for Mr. Iannotti’s previously awarded stock options was adjusted so that 110,000 stock options will vest 12 months, 18 months and 24 months, respectively, from Mr. Iannotti’s initial date of employment (August 11, 2008).  Mr. Iannotti was also granted stock options to purchase 70,000 shares of our common stock, one-quarter of which shall vest at 30, 36, 42 and 48 months from Mr. Iannotti’s initial date of employment with us (August 11, 2008) with an exercise price of $.51 per share. The agreement may be terminated prior to the end of the term for cause. If Mr. Iannotti’s employment is terminated without cause or for “good reason,” as defined in the agreement, he is entitled to 50% of the salary that would have been paid over the balance of the term of the agreement. Further, a termination within one year after a change in control shall be deemed to be a termination without cause.

On September 21, 2009, we entered into an employment agreement with F. Thomas Krotine, our COO. The agreement expires on September 21, 2010. The agreement may be terminated prior to the end of the term for cause. If Mr. Krotine’s employment is terminated without cause or for “good reason,” as defined in the agreement, he is entitled to 50% of the salary that would have been paid over the balance of the term of the agreement. Further, a termination within one year of a change in control shall be deemed to be a termination without cause. Effective November 1, 2009, Mr. Krotine received an annual base salary of $65,000. The Board of Directors may review Mr. Krotine’s salary to determine what, if any, increases should be made thereto. Mr. Krotine was also granted stock options to purchase 169,000 shares of our common stock, one-quarter of which shall vest at 6, 12, 18 and 24 months from September 21, 2009 with an exercise price of $.51 per share. The agreement may be terminated prior to the end of the term for cause. If Mr. Krotine’s employment is terminated without cause or for “good reason,” as defined in the agreement, he is entitled to 50% of the salary that would have been paid over the balance of the term of the agreement. Further, a termination within one year of a change in control shall be deemed to be a termination without cause

Share Retention

We have not have a share retention policy or share ownership guidelines for executive officers.

Regulatory Considerations

We account for the equity compensation expense for our employees under the rules of FASB Accounting Standard Codification 718, “Compensation — Stock Compensation,” or ASC 718.

THE COMPENSATION COMMITTEE REPORT

Four members of our Board of Directors have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and these discussions, the Board has recommended  that the Compensation Discussion and Analysis be included in this Proxy Statement.
Submitted by,

James Juliano, Director
Joseph Nirta, Director
James Orchard, Director
Daniel Rempinski, Director

COMPENSATION COMMITTEE/BOARD OF DIRECTORS INTERLOCKS AND INSIDER PARTICIPATION

Our Board is comprised of five members. Only one member – Sally Ramsey - is an employee or a current or former officer. Ms. Ramsey does not participate in compensation decisions  as a member of the Board of Directors or Compensation Committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board of Directors or our Compensation Committee.

SUMMARY COMPENSATION TABLE

The following table contains information about compensation earned (bonus) or received (all other categories of compensation) by the named executive officers for the last three fiscal years.

						All Other
	Fiscal	Salary	Bonus	Stock Awards	Option Awards	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)(1)	($)(2)	($)

Robert G. Crockett	2010	$200,000	-0-		-0-	$22,023	$222,023
CEO	2009	$200,000	-0-	-0-	$411,867	$21,261	$633,128
	2008	$8,333	-0-	-0-	$254,701	$1,297	$263,034

Daniel V. Iannotti	2010	$105,875	-0-	-0-	-0-	$17,388	$123,263
VP, General Counsel & Secretary	2009	$115,000	-0-	-0-	$280,264	$17,015	$412,279
	2008	$21,058	-0-	-0-	-0-	$1,577	$22,635

Sally Ramsey	2010	$73,750	-0-	-0-	-0-	$17,388	$91.588
Vice President New Product Development	2009	$89,167	-0-	-0-	-0-	$17,265	$106,432
	2008	$195,833	-0-	-0-	-0-	$12,564	$208,397

F. Thomas Krotine	2010	$63,583	-0-	-0-	-0-	$6,170	$69,753
President & Chief Operating Officer	2009	$50,667	-0-	-0-	$104,288	$8,873	$163,828
	2008	$160,000	-0-	-0-	-0-	$7,342	$167,342

Kevin P. Stolz	2010	$42,000	-0-	-0-	-0-	$12,698	$54,698
Chief Financial Officer	2009	$67,667	-0-	-0-	$18,304	$22,438	$108,409
	2008	$133,333	-0-	-0-	$160,561	$16,349	$310,243

(1)
Represents the grant date fair value of the award, calculated in accordance with ASC 718. A summary of the assumptions made in the valuation of these awards is provided under Note A to our financial statements included in our Annual Report on Form 10-K for the year ended September 30, 2010.

(2)	Represents medical insurance premiums paid on behalf of the executives shown as well as health care deductible reimbursements.

GRANTS OF 2007 STOCK OPTION PLAN AWARDS

None of the Named Executive Officers received stock options or restricted stock awards during fiscal year 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information on exercisable and unexercisable options and unvested stock awards held by the Named Executive Officers on September 30, 2010.

	Option Awards					Stock Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying						Market Value of
	Unexercised	Unexercised				Number of Shares or		Shares or Units of
	Options	Options		Option		Units of Stock That		Stock That
	(#)	(#)		Exercise Price	Option	Have Not Vested		Have Not Vested
Name	Exercisable	Unexercisable		($)	Expiration Date	(#)		($)(1)

Robert G. Crockett	110,000	0		.51	9/15/2018	-	(6)	-
	110,000	0		.51	9/15/2018	-		-
	110,000	0		.51	9/15/2018	-		-
	167,500	167,500		.51	9/21/2019	-		-
	167,500	167,500	(4)	.51	9/21/2019	-		-
	167,500	167,500		.51	9/21/2019
	167,500	167,500		.51	9/21/2019	-		-

Daniel Iannotti	110,000	0		.66	12/19/2018	-		-
	110,000	0		.66	12/19/2018	-		-
	110,000	0		.66	12/19/2018	-		-
	17,500	17,500		.51	9/21/2019	-		-
	17,500	17,500		.51	9/21/2019	-		-
	17,500	17,500		.51	9/21/2019	-		-
	17,500	17,500		.51	9/21/2019	-		-

Sally Ramsey	150,000	0		2.00	1/1/2017
	150,000	150,000		2.00	1/1/2017
	150,000	150,000		2.00	1/1/2017

F. Thomas Krotine	80,237	0		.40	11/1/2016	-		-
	240,982	0		1.00	11/1/2016	-		-
	10,000	0		1.00	3/1/2017	-		-
	42,250	0		.51	9/21/2019	-		-
	42,250	0		.51	9/21/2019	-		-
	42,250	42,250		.51	9/21/2019	-		-
	42,250	42,250		.51	9/21/2019	-		-

Kevin P. Stolz	25,000	0		1.05	2/1/2017
	25,000	0		1.05	2/1/2018
	25,000	0		1.05	2/1/2018
	10,000	0		1.05	9/17/2018
	10,000	0		1.00	7/31/2019
	10,000	0		1.00	7/31/2019
	10,000	0		1.00	7/31/2019
	10,000	0		1.00	7/31/2019
	10,000	0		1.00	7/31/2019

(1)
Based on $.07 per share, the closing price of the common stock as reported by Over-The-Counter Bulletin Board system on September 24, 2010.  None of our shares were traded on September 30, 2010, the last day of our fiscal year 2010.

STOCK OPTION EXERCISES AND VESTING OF RESTRICTED STOCK AWARDS

The following table provides information on stock option exercises and vesting of restricted stock awards of Named Executive Officers during the fiscal year ended September 30, 2010.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares	Realized	Shares	Realized
	Acquired	On	Acquired	on
	on Exercise	Exercise	on	Vesting
Name	(#)	($)	Vesting (#)	($)

Robert Crockett	-	-	-	-

Daniel Iannotti	-	-	-	-

Sally Ramsey	-	-	-	-

F. Thomas Krotine	-	-	-	-

Kevin P. Stolz	-	-	-	-

Employment and Consulting Agreements

Four of our executives have employment agreements – Messrs. Crockett, Krotine and Iannotti and Ms. Ramsey. Each were discussed above under “Compensation Discussion & Analysis”.
DIRECTOR COMPENSATION

All of our non-employee directors (i.e. other than Ms. Ramsey) received a one-time stock option award to acquire 100,000 shares of our common stock at the inception of their service.  The following summarizes stock option awards to our directors as of September 30, 2010:

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised
	Options	Options	Option
	(#)	(#)	Exercise Price	Option
Name	Exercisable	Unexercisable	($)	Expiration Date

James Juliano	100,000	100,000	.10	6/29/2020

Joseph Nirta	100,000	100,000	1.04	10/20/2018

James Orchard	100,000	100,000	.05	9/13/2020

Daniel Rempinski	100,000	100,000	.05	9/13/2020

JB Smith(1)	100,000		1.05	9/17/2018

Rocco DelMonaco(2)	100,000		1.05	9/17/2018

(1)	On June 29, 2010, James Juliano was appointed to our Board of Directors by Equity 11, Ltd. JB Smith was removed from our Board by Equity 11.
(2)	On June 29, 2010, Rocco DelMonaco resigned his position as a member of our Board of Directors.

The following table summarizes compensation paid to outside directors in fiscal 2010:

DIRECTOR COMPENSATION

	Fees
	Earned or
	Paid in	Option
	Cash	Awards	Total
Name	($)	($)(1)	($)

James Juliano	-	$6,510	$6,510
Joseph Nirta	-
James Orchard	-	$4,773	$4,773
Daniel Rempinski	-	$4,773	$4,773
JB Smith(2)	-
Rocco DelMonaco(3)	-

(1)
Represents the grant date fair value of the award, calculated in accordance with ASC 718. A summary of the assumptions made in the valuation of these awards is provided under Note A to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2010.

(2)	On June 29, 2010, James Juliano was appointed to our Board of Directors by Equity 11, Ltd. JB Smith was removed from our Board by Equity 11.

(3)	On June 29, 2010, Rocco DelMonaco resigned his position as a member of our Board of Directors.

BOARD ORGANIZATION AND MEETINGS

Composition of the Board of Directors.  Since the adoption of the Sarbanes-Oxley Act in July 2002, there has been a growing public and regulatory focus on the independence of directors. Additional requirements relating to independence are imposed by the Sarbanes-Oxley Act with respect to members of the Audit Committee. The Board has established procedures consistent with the Sarbanes-Oxley Act of 2002, and the Securities and Exchange Commission. Our Board of Directors has determined that the following members of the Board are “independent”: James Orchard and Daniel Rempinski.

During the fiscal year ended September 30, 2010, the Board of Directors held 12 meetings. During fiscal year 2010, all members of the Board of Directors attended at least 75% of all the meetings that such director was eligible to attend.

Board’s Leadership Structure and Role in Risk Oversight.  The Board comprises five directors, two of whom the Board has determined are “ independent”: James Orchard and Daniel Rempinski. The Board has not designated a Chairman. Our Board’s leadership structure involves all five members in the decisions of our Board.  We believe this structure is appropriate for our business given our lack of substantial revenue and the relatively small size of our Board (only five members). With input from management, our entire Board is involved in risk oversight for our business, including risk identification and the evaluation of our need for insurance to reduce our risk exposure.

Compensation Committee Matters

Compensation Committee.  During the fiscal year ended September 30, 2010, the Board of Directors did not designate members of the Compensation Committee. Compensation matters were considered by the entire Board. We believe this framework is suitable for our business since we have not yet generated significant revenue, have only five employees and have not had significant compensation issues with our employees.

Compensation Committee Charter.  The Board of Directors has adopted a Compensation Committee charter to govern its Compensation Committee. We believe this framework is suitable for our business since we have not yet generated significant revenue and do not yet have complex financial or business transactions. The Compensation Committee charter was filed as Exhibit to our 2007 Form 10-K, which was filed with the SEC on December 21, 2007 and is attached as Exhibit 3.

Audit Committee Matters

Audit Committee.  At September 30, 2010, we did not have Board members serving on the Audit Committee. All Audit Committee matters were considered by the entire Board.  The Audit Committee is empowered by the Board of Directors to, among other things: serve as an independent and objective party to monitor our financial reporting process, internal control system and disclosure control system; review and appraise the audit efforts of our independent accountants; assume direct responsibility for the appointment, compensation, retention and oversight of the work of the outside auditors and for the resolution of disputes between the outside auditors and our management regarding financial reporting issues; and provide an open avenue of communication among the independent accountants, financial and senior management, and the Board of Directors.

UHY LLP served as our independent registered public accounting firm during the fiscal year ended September 30, 2010. A representative of UHY LLP is expected to be present at the Meeting to make such statements as UHY LLP may desire and will be available to answer appropriate questions from stockholders.

Audit Committee Financial Expert.  The Board of Directors has determined that Daniel Rempinski is an “audit committee financial expert” as such term is defined by the SEC. As noted above, Mr. Rempinski has been determined to be “independent” within the meaning of SEC regulations.

Audit Committee Charter.  The Audit Committee has a written charter approved by the Board of Directors. The Audit Committee charter was filed as Exhibit to our 2007 Form 10-K, filed with the SEC on December 21, 2007 and is attached as Exhibit 4.

Independence of Audit Committee Members.  The Board has determined that Messrs. Orchard and Rempinski are “independent” in accordance with FINRA standards. In determining the independence of directors, our Board considered information regarding the relationships between each director and his or her family and us. Our Board made its determinations under the listing requirements of the FINRA. The FINRA independence definition includes a series of objective tests, such as the director is not our employee and has not engaged in various types of business dealings with us. As required by the FINRA listing requirements, our Board made a subjective determination as to each independent director that no relationships exist that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit Committee Report.  In connection with the preparation and filing of our Annual Report on Form 10-K for the fiscal year ended September 30, 2010:

    (1) The Board reviewed and discussed the audited financial statements with our management.

(2) The Board discussed with our independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards No. 114, The Auditor’s Communication with Those Charged with Governance as may be modified or supplemented.

(3) The Board received and reviewed the written disclosures and the letter from our independent registered public accounting firm required by the Independence Standards Board Standard No. 1, as may be modified or supplemented, and discussed with our independent registered public accounting firm any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence.

Based on the review and discussions referred to above, the Board of Directors has approved the inclusion of our audited financial statements in the 2010 Annual Report on Form 10-K.

The foregoing report of the Board is not to be deemed “soliciting material” or deemed to be filed with the SEC or subject to Regulation 14A of the Securities Exchange Act of 1934, except to the extent specifically requested by us or incorporated by reference in documents otherwise filed.

Identification and Evaluation of Candidates for the Board.  Candidates to serve on the Board of Directors will be identified from various available sources, including recommendations made by stockholders. All of our Board members consider each nominee to our Board. The evaluation process for individuals other than existing Board members will include:

●	review of the nominee’s business or professional experience that will enable such nominee to provide useful input to the Board of Directors in its deliberations;

●	review of the nominee’s reputation for honesty and ethical conduct;

●	review of the nominee’s working knowledge of the types of responsibilities expected of members of the Board of directors of a public company

●
review of the nominee’s experience, either as a member of the Board of directors of another public or private company or in another capacity, which demonstrates the nominee’s capacity to serve in a fiduciary position

●	review of reference letters from at least two sources determined to be reputable; and

●	a personal interview of the candidate.

The Board also will review other information as the Board shall determine to be relevant. Stockholders who wish to submit candidates for our Board may do so by sending the name, address and experience of nominees to our corporate Secretary at 24663 Mound Road, Warren, MI  48091. Our Board will evaluate stockholder nominees using the above criteria.
Third Party Recommendations.  The Board did not receive any nominations from any shareholder or group of stockholders which owned more than 5% of our common stock for at least one year.

Diversity Considerations.  We do not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Board strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee our businesses.

Code of Ethics

We have adopted a written code of ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our Code of Ethics is available without charge upon written request directed to Ecology Coatings, Inc., Attention:  Corporate Secretary, 24663 Mound Road, Warren, MI  48091.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under our 2007 Stock Option and Restricted Stock Plan, as of September 30, 2010.

Our shareholders approved the 2007 Stock Option Plan and authorized 4,500,000 common shares to be reserved for options exercised under the Plan.  In fiscal year 2008, our Board of Directors authorized an additional 1,000,000 common shares to be reserved for exercises under the Plan.  The following table sets forth certain information as of September 30, 2010, concerning outstanding options and rights to purchase common stock granted to participants in all of our equity compensation plans and the number of shares of common stock remaining available for issuance under such equity compensation plans.

			Number of Securities
			Remaining Available for
	Number of Securities to be		Future Issuance Under Equity
	Issued Upon Exercise of	Weighted-Average Exercise	Compensation Plans
	Outstanding Options, Warrants	Price of Outstanding Options,	(Excluding Securities
	and Rights	Warrants and Rights	Reflected in Column (a))
Equity compensation plans approved by security holders	4,500,000	$1.22	-

Equity compensation plans not approved by security holders	931,119.42		-

PROPOSAL SIX

TO CONSIDER AND APPROVE AN ADVISORY (NON-BINDING) PROPOSAL CONCERNING OUR EXECUTIVE COMPENSATION PROGRAM

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the SEC’s rules (commonly referred to as a “Say-on-Pay”).

As described under the heading “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our Named Executive Officers, who are critical to our success. We believe that the various elements of our executive compensation program work together to promote our goal of ensuring that total compensation should be related to both Ecology’s performance and individual performance.

Stockholders are urged to read the “Compensation Discussion and Analysis” section of this proxy statement, beginning on page 29, which discusses how our executive compensation policies implement our compensation philosophy, and the “Compensation of Executive Officers” section of this proxy statement, which contains tabular information and narrative discussion about the compensation of our Named Executive Officers, for additional details about our executive compensation programs, including information about fiscal 2010 compensation of our Named Executive Officers. Our Board of Directors believe that these policies are effective in implementing our compensation philosophy and in achieving its goals.

We are asking our stockholders to indicate their support for our executive compensation as described in this proxy statement. This Say-on-Pay proposal gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking our stockholders to approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.

The Say-on-Pay vote is advisory, and therefore not binding on Ecology or our Board of Directors. However, our Board of Directors values the opinions of our stockholders and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Board will evaluate whether any actions are necessary to address those concerns.

Vote Required; Recommendation of Board of Directors

The affirmative vote of a majority of the Votes Cast on the proposal at the Annual Meeting is required to approve the Ecology’s executive compensation program. Abstentions will have the same effect as a vote against this proposal.

ECOLOGY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE APPROVAL OF ECOLOGY’S EXECUTIVE COMPENSATION PROGRAM, AS DESCRIBED IN THE “COMPENSATION DISCUSSION AND ANALYSIS” AND “COMPENSATION OF EXECUTIVE OFFICERS” SECTIONS OF THIS PROXY STATEMENT.

PROPOSAL SEVEN

APPROVAL OF FREQUENCY OF STOCKHOLDER VOTE ON EXECUTIVE COMPENSATION

In connection with Proposal 6, the Dodd-Frank Act also requires that we include in this proxy statement a separate advisory (non-binding) stockholder vote to advise on how frequently we should seek a Say on Pay vote. By voting on this Proposal 7, stockholders may indicate whether they would prefer an advisory vote on Named Executive Officer compensation once every one, two, or three years.

Our Board of Directors has not made a recommendation regarding this policy in order to seek input from our stockholders regarding the frequency with which they would like to vote on such Say on Pay matter. We understand that our stockholders may have different views as to what is the best approach for Ecology, and we look forward to hearing from our stockholders on this Proposal.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting. Under SEC rules, we will be required to permit our stockholders to vote on the frequency of the Say on Pay vote at least once every six years.

Vote Required; No Board Recommendation

The selection regarding the frequency of the stockholder vote on executive compensation receiving the highest number of “FOR” votes shall be approved. However, because this vote is advisory and not binding on the Board of Directors or Ecology in any way, the Board of Directors may decide that it is in the best interests of our stockholders and Ecology to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders. The Board of Directors is not making any recommendation on how stockholders should vote on this matter.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons holding more than 10% of a registered class of the equity securities of the Company to file with the SEC and to provide us with initial reports of ownership, reports of changes in ownership and annual reports of ownership of common stock and other equity securities of the Company. Based solely on a review of the reports furnished to us, or written representations from reporting persons that all reportable transaction were reported, we believe that during the fiscal year ended 2010, our officers, directors and greater than ten percent owners timely filed all reports they were required to file under Section 16(a); except for the following:

Director, Officer or 10% Beneficial Owner	Number of Late Reports	Number of Transactions Not Reported On A Timely Basis	Failure to File Required Form	Date(s) of Filings

Joseph Nirta	1	1	N/A	June 17, 2010

CERTAIN RELATED PARTY TRANSACTIONS

We anticipate that transactions with officers, directors and affiliates will be approved by a majority of the Board of Directors, including a majority of the disinterested members of the Board of Directors, and will be made on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

We had an unsecured note payable due to Rich Stromback, our former Chairman and a principal shareholder, that bore interest at 4% per annum with principal and interest due on December 31, 2009.  As of September 30, 2010 and September 30, 2009, the note had an outstanding balance of $0. The unpaid accrued interest on the note was $2,584 as of September 30, 2010 and September 30, 2009, respectively.  The note carries certain conversion rights which allow the holder to convert all or part of the outstanding balance into shares of our common stock upon mutually agreeable terms and conversion price.

We have an unsecured note payable to Equity 11.  Equity 11 is controlled by James Juliano, one of our directors. This note bears interest at 5% per annum and is convertible under certain conditions. It is due within 15 days of demand by the holder. As of September 30, 2010 and September 30, 2009, the note had an outstanding balance of $7,716 and $7,716, respectively.  Accrued interest of $494 and $96 was outstanding of September 30, 2010 and September 30, 2009, respectively.

We have an unsecured note payable to Equity 11.  Equity 11 is controlled by James Juliano, one of our directors. This note bears interest at 5% per annum and is convertible under certain conditions. It is due within 15 days of demand by the holder. As of September 30, 2010 and September 30, 2009, the note had an outstanding balance of $6,500 and $6,500, respectively.  Accrued interest of $350 and $18 was outstanding of September 30, 2010 and September 30, 2009, respectively.

We have an unsecured note payable to Equity 11.  Equity 11 is controlled James Juliano, one of our directors. This note bears interest at 5% per annum and is convertible under certain conditions. It is due within 15 days of demand by the holder. As of September 30, 2010 and September 30, 2009, the note had an outstanding balance of $3,600 and $0, respectively. Accrued interest of $152 and $0 was outstanding of September 30, 2010 and September 30, 2009, respectively.
We have an unsecured note payable to Equity 11.  Equity 11 is controlled James Juliano, one of our directors. This note bears interest at 5% per annum and is convertible under certain conditions. It is due within 15 days of demand by the holder. As of September 30, 2010 and September 30, 2009, the note had an outstanding balance of $3,516 and $0, respectively. Accrued interest of $98 and $0 was outstanding of September 30, 2010 and September 30, 2009, respectively.

We have an unsecured note payable to Equity 11.  Equity 11 is controlled James Juliano, one of our directors. This note bears interest at 5% per annum and is convertible under certain conditions. It is due within 15 days of demand by the holder. As of September  30, 2010 and September 30, 2009, the note had an outstanding balance of $5,000 and $0, respectively. Accrued interest of $64 and $0 was outstanding as of September 30, 2010 and September 30, 2009, respectively.

We have an unsecured note payable to Equity 11.  Equity 11 is controlled James Juliano, one of our directors. This note bears interest at 5% per annum and is convertible under certain conditions. It is due within 15 days of demand by the holder. As of September 30, 2010 and September 30, 2009, the note had an outstanding balance of $6,500 and $0, respectively. Accrued interest of $83 and $0 was outstanding as of September 30, 2010 and September 30, 2009, respectively.

We have an unsecured note payable to Nirta Enterprises, LLC. This note bears interest at five percent 5% per annum and is convertible under certain conditions.  The note was payable in full on June 30, 2010 and is in default.  Nirta Enterprises, LLC is wholly owned by Joseph Nirta, a member of our Board of Directors.  As of September 30, 2010 and September 30, 2009, the note had an outstanding balance of $24,000 and $0, respectively. Accrued interest of $306 was outstanding as of September 30, 2010 and September 30, 2009, respectively.

We have a payable to Richard Stromback and an entity controlled by him for a $16,000 per month consulting agreement, totaling $242,730 and $145,191 as of  September 30, 2010 and September 30, 2009, respectively, included in accounts payable on the consolidated balance sheets.

On September 2, 2010, we entered into a lease with Omega Development Corporation for office space for our headquarters located in Warren, Michigan.  The lease was effective June 17, 2010 with a term ending December 17, 2010.  As monthly rent, we are to pay the gas and electric utilities for our headquarters building which has historically averaged approximately $1,000 per month.  Omega Development Corporation is owned by James Juliano, a member of our Board of Directors. See also Note 5—Commitments and Contingencies—Lease Agreements.

Both James Juliano and Joseph Nirta are stockholders of Equity 11.  Equity 11 was the holder of our Series A and B convertible preferred shares which have been converted into 17,006,577 shares of our common stock.

STOCKHOLDER PROPOSALS

If a stockholder desires to submit a proposal to fellow stockholders at our annual meeting to be held in 2012 and wishes to have it set forth in the corresponding proxy statement and identified in the corresponding proxy form prepared by management, in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, such stockholder must notify us of such proposal in a writing received at our executive offices no later than September 27, 2011.

Additionally, if requested timely and properly, a stockholder may submit a proposal for consideration at the 2012 Annual Meeting of Stockholders, but not for inclusion in our Proxy Statement and proxy for the 2012 Annual Meeting of Stockholders.

STOCKHOLDERS SHARING AN ADDRESS

Stockholders sharing an address with another stockholder may receive only one annual report or one set of proxy materials at that address unless they have provided contrary instructions. Any such stockholder who wishes to receive a separate copy of the annual report or a separate set of proxy materials now or in the future may write or call us to request a separate copy of these materials from: Ecology Coatings, Inc., Attn:  Corporate Secretary, 24663 Mound Road, Warren, MI  48091. We will promptly deliver a copy of the requested materials.

Similarly, stockholders sharing an address with another stockholder who has received multiple copies of our proxy materials may write to or call the above address and phone number to request delivery of a single copy of these materials.

OTHER MATTERS

The Board of Directors does not know of any matters, other than those referred to in the accompanying Notice of the Annual Meeting, to be presented at the Meeting for action by the stockholders. However, if any other matters are properly brought before the Meeting or any adjournments thereof, it is intended that votes will be cast with respect to such matters, pursuant to the proxies, in accordance with the best judgment of the person acting under the proxies.

We will provide without charge to each person being solicited by this Proxy Statement, on the written request of any such person, a copy of the Annual Report of the Company on Form 10-K, for the fiscal year ended September 30, 2010 (as filed with the SEC), including the financial statements thereto. All such requests should be directed to the corporate secretary of Ecology Coatings, Inc., Attn:  Corporate Secretary, 24663 Mound Road, Warren, MI  48091.

By Order of the Board of Directors

Robert G. Crockett
Robert G. Crockett,
CEO

Table of Contents

PROXY
ECOLOGY COATINGS, INC.
THIS
PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
February 7, 2011

     The undersigned hereby appoints Robert G. Crockett and Daniel V. Iannotti, and each of them, attorneys and proxies with power of substitution, to vote for and on behalf of the undersigned at the Ecology Coatings, Inc. (the “Company”) Annual Meeting of Stockholders to be held on February 7, 2011 and at any adjournments or postponements thereof (the “Meeting”), upon the following matters and upon any other business that may properly come before the Meeting, as set forth in the related Notice of Meeting and Proxy Statement, both of which have been received by the undersigned.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF THIS PROXY IS EXECUTED BUT NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE BOARD’S NOMINEES FOR DIRECTOR, FOR THE REVERSE SPLIT,FOR THE INCREASE IN THE AUTHORIZED NUMBER OF OUR BOARD OF DIRECTORS, FOR OUR INDEPNDENT REGISTERED PUBLIC ACCOUNTING FIRM AND FOR THE RATIFICATION AND APPROVAL OF OUR 2007 STOCK OPTION AND RESTRICTED STOCK PLAN.

(Continued and to be signed on the reverse side)
ANNUAL MEETING OF STOCKHOLDERS OF ECOLOGY COATINGS, INC.
February 7, 2011

PROXY SOLICITED BY THE BOARD OF DIRECTORS OF ECOLOGY COATINGS, INC.

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

     Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on February 7, 2011. This proxy statement, the accompanying form of proxy card is available on the internet at http://www.colonialstock.com/ecology2010. Under rules issued by the Securities and Exchange Commission, we are providing access to our proxy materials both by sending you this full set of proxy materials and by notifying you of the availability of our proxy materials on the Internet.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS ONE, TWO, THREE, FOUR AND FIVE. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

1.	.Approval of a 1 for 5 reverse stock split of our common shares without altering the 90 million common shares authorized in our Articles of Incorporation.

For ☐      Against ☐      Abstain ☐

2.	The election of three directors to serve until the next annual meeting of stockholders or until their successors are elected and qualified.

NOMINEES:
☐	FOR ALL NOMINEES	☐ Sally Ramsey
☐ James Orchard
☐	WITHHOLD AUTHORITY	☐ Daniel Rempinski
FOR ALL NOMINEES

☐	FOR ALL EXCEPT
(See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☐

3.	The amendment of Section 3.2 of our Bylaws to increase the authorized number of our directors from 5 to 7.

For ☐      Against ☐      Abstain ☐

4.	The ratification of UHY LLP as our independent registered public accounting firm for the fiscal year ended September 30, 2011.

For ☐      Against ☐      Abstain ☐

5.
The ratification and approval of our 2007 Stock Option and Restricted Stock Plan including an increase in the number of shares reserved for issuance thereunder from 5,500,000 shares (pre-split) to 5,500,000 shares (post-split) resulting in an increase of 4,400,000 shares.

For ☐      Against ☐      Abstain ☐

6.	The approval of an advisory (non-binding) proposal concerning our executive compensation program.

For ☐      Against ☐      Abstain ☐

7.	The approval an advisory (non-binding) proposal concerning the frequency of stockholder votes on our executive compensation program.

1 Year ☐      2 Years ☐      3 Years ☐                                                                      Abstain ☐

☐   To change the address on your account or add your email address to our electronic notification list, please check the box at left and indicate your new address in the address space below. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Name:

Address:

City/State/Zip:

Email:

In their discretion, the above named proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof and upon matters incident to the conduct of the meeting. The Board of Directors is not aware of any such other matters.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE REVERSE SPLIT, FOR ELECTION OF THE DIRECTOR NOMINEES NAMED ABOVE, OR IF ANY ONE OR MORE OF THE NOMINEES BECOMES UNAVAILABLE, FOR ANOTHER NOMINEE OR OTHER NOMINEES TO BE SELECTED BY THE BOARD OF DIRECTORS, FOR THE INCREASE IN THE SIZE OF OUR BOARD FROM 5 TO 7, FOR UHY LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, RATIFICATION OF AND APPROVAL OF 5,500,000 POST-SPLIT SHARES FOR OUR 2007 STOCK OPTION AND RESTRICTED STOCK PLAN, AND APPROVAL OF OUR EXECUTIVE COMPENSATION.

Please sign this proxy and return it promptly whether or not you expect to attend this Meeting. You may nevertheless vote in person if you attend.

Signature of Stockholder	Date:

Signature of Stockholder	Date:

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.